Exhibit 99.1

Allegheny Technologies Announces Strong Profitable Growth in Second Quarter 2006

    PITTSBURGH--(BUSINESS WIRE)--July 26, 2006--Allegheny Technologies Incorporated (NYSE:ATI):



    --  Sales increased 34% to over $1.2 billion

    --  Net income increased 53% to $140.4 million, or $1.37 per share

    -- Segment operating profit increased 78% to $253 million, or 21% of sales:

        --  High Performance Metals: 34.5% of sales

        --  Flat-Rolled Products: 12.6% of sales

        --  Engineered Products: 13.8% of sales

    -- Results include LIFO inventory valuation reserve charge of $45 million and one-time $10 million tax benefit

    --  Year-to-date gross cost reductions of $62 million

    --  Annualized return on capital employed of 34%

    --  Annualized return on stockholders' equity of 52%

    --  Net debt to total capitalization improved to 18.6%

    --  Cash on hand was $313 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the second quarter 2006 of $140.4 million, or $1.37 per share, on sales of $1.21 billion. Income before tax for the second quarter 2006 was $203.5 million.
    In the second quarter 2005, ATI reported net income of $91.7 million, or $0.91 per share, on sales of $904.2 million. Income before tax in the second quarter 2005 was $94.7 million.
    For the six months ended June 30, 2006, income before tax was $363.7 million, and net income was $242.9 million, or $2.38 per share, on sales of $2.25 billion. For the six months ended June 30, 2005, income before tax was $158.0 million, and net income was $152.7 million, or $1.53 per share, on sales of $1.78 billion.
    "ATI continued to demonstrate strong profitable growth results and future earnings power," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "Sales grew by 34% compared to the second quarter 2005 and were 16% higher than the first quarter 2006. Income before tax more than doubled to $203.5 million. Net income increased by 53% to $140.4 million.
    "Segment operating profit reached 21% of sales as operational execution continued to improve. Operating profit in our High Performance Metals segment was nearly 35% of sales. In our Flat-Rolled Products segment, operating profit improved to nearly 13% of sales. Operating profit in our Engineered Products segment was just under 14% of sales. These outstanding results were accomplished with a total LIFO inventory valuation reserve charge of $45 million due to higher raw material costs, particularly for nickel, nickel-bearing scrap and titanium alloy scrap. Continued unusual volatility in the cost of these raw materials has the potential to drive LIFO charges in the second half of 2006 higher than in the first half of this year.
    "Each of our business units is hitting on all cylinders and each unit is implementing aggressive growth initiatives. Our key growth markets, namely aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical, remain strong, representing just over 63% of ATI's year-to-date 2006 sales. Aerospace and defense was the largest of our markets at 31% of year-to-date 2006 sales.
    "Our cash flow continued to support our self-funded growth strategy. Capital investments in the first half of 2006 totaled $102 million, 82% of which were directed towards increasing our high-value products capabilities. We also invested $331 million in managed working capital through the first two quarters of 2006 due to significantly higher sales and operating levels. We expect managed working capital to be relatively flat in the third quarter 2006 and to moderately increase in the fourth quarter 2006 as we bring on our new high-value products capabilities.
    "Key financial ratios were very strong in the second quarter 2006. Managed working capital as a percentage of annualized sales remained near all-time lows at just under 28%. Annualized return on capital employed was 34%, annualized return on stockholders' equity was 52%, and net debt to total capitalization improved to 18.6%.
    "We remain focused on reducing costs in 2006 and achieved gross cost reductions of $34 million in the second quarter, bringing year-to-date cost reductions to $62 million. Our 2006 cost reduction target is $100 million.
    "Our strategic investments for growth in titanium and titanium alloys, and nickel-based alloys and superalloys are on track. Phase I of our Albany, OR titanium sponge facility is now fully operational and is expected to be producing sponge at an annualized rate of 7.5 million pounds in the second half of 2006. Albany Phase II and Phase III are progressing. In addition, in June we announced our Board's approval of a greenfield titanium sponge facility in Utah. Our titanium melt expansion projects are also progressing. New nickel-based alloy remelt furnaces at our Latrobe, PA and Lockport, NY facilities were successfully started in July. We continue to expect increased mill product shipments of our high-value products from these strategic investments beginning in the fourth quarter 2006.
    "This step-up in ATI's production capacity is well-timed. Discussions with existing and new customers last week during the Farnborough Air Show confirm a significant step-up in demand for ATI's titanium and nickel-based superalloy products from the aerospace and defense market. Our outlook for growth in aerospace and defense has further strengthened. Demand also remains strong for these products from the medical, oil and gas, and other capital goods markets.
    "Looking ahead, we see no seasonal slowing in the third quarter. Demand from our key markets, namely aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical, remains very strong for our high performance metals and flat-rolled products. Recent price increases for our flat-rolled stainless products are further evidence of the continued strength in the markets for these products."


                         Three Months Ended       Six Months Ended
                               June 30                 June 30
                                         In Millions
                       -----------------------------------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Sales                    $1,210.8      $904.2    $2,251.3    $1,783.8

Net income                 $140.4       $91.7      $242.9      $152.7

                                      Per Diluted Share
                       -----------------------------------------------

Net income                  $1.37       $0.91       $2.38       $1.53


    Second Quarter 2006 Financial Highlights

    -- Sales were a record $1.21 billion, 34% higher than the second quarter 2005, and 16% higher than the first quarter 2006. Compared to the second quarter 2005, sales increased 49% in the High Performance Metals segment, 30% in the Flat-Rolled Products segment, and 9% in the Engineered Products segment. Compared to the first quarter 2006, sales increased 9% in the High Performance Metals segment, 26% in the Flat-Rolled Products segment, and were essentially the same in the Engineered Products segment.

    -- Segment operating profit was a record $252.7 million, an increase of $110.9 million, or 78%, compared to the second quarter 2005, and 21% higher than the first quarter 2006, as a result of improved performance across all three business segments. Second quarter 2006 results included a LIFO inventory valuation reserve charge of $45.5 million, due primarily to higher nickel, nickel-bearing scrap, and titanium scrap raw material costs. The LIFO inventory valuation reserve charge was $26.4 million in the second quarter 2005 and $6.9 million in the first quarter 2006.

    -- Net income was $140.4 million, or $1.37 per share, compared to $91.7 million, or $0.91 per share, in the second quarter 2005. Results for the second quarter 2006 included a provision for income taxes of $63.1 million, or 31% of income before tax, which benefited from a $10.2 million reduction of the deferred tax valuation allowance due to the expected future realization of state income tax credits. The second quarter 2005 provision for income taxes was $3.0 million, or 3.2% of income before tax, and benefited from a reduction in the valuation allowance associated with deferred tax assets.

    -- Cash flow from operations for the 2006 first half was $29.6 million as improved operating earnings more than offset a further investment of $331.2 million in managed working capital.

    -- Cash on hand was $313.2 million at the end of the second quarter 2006.

    -- Gross cost reductions, before the effects of inflation, totaled $62.3 million company-wide for the 2006 first half. Our 2006 gross cost reduction goal is $100 million.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was robust from the aerospace and defense market and strong from the medical, and oil and gas markets. Demand was strong for our exotic alloys from the global chemical process industry markets and from the aerospace and defense, medical, and electrical energy markets.

    Second quarter 2006 compared to second quarter 2005

    -- Sales increased 49% to a record $450.2 million. Shipments increased 7% for titanium and titanium alloys and 13% for nickel-based and specialty alloys and declined 11% for exotic alloys due primarily to product mix. Average selling prices increased 64% for titanium and titanium alloys, 22% for nickel-based and specialty alloys, and 8% for exotic alloys.

    -- Segment operating profit reached a record $155.2 million, or 34.5% of sales, a $78.6 million increase compared to the second quarter 2005. The significant increase in operating profit primarily resulted from increased shipments for most products, higher selling prices, and the benefits of gross cost reductions, partially offset by start-up expenses of $2.5 million associated with our Albany, OR titanium sponge facility. In addition, raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $18.5 million in the second quarter 2006, compared to a $17.3 million charge in the second quarter 2005.

    --  Results benefited from $6.8 million of gross cost reductions.

    Flat-Rolled Products Segment

    Market Conditions

    -- Total second quarter 2006 shipments were a record 379.2 million pounds, an increase of 28% compared to the second quarter 2005 and 21% compared to the first quarter 2006. Demand was strong for our stainless products from the chemical process industry, oil and gas, and electrical energy markets and from service center customers. Demand was also strong for our specialty stainless, grain-oriented silicon, and nickel-based alloy products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets.

    Second quarter 2006 compared to second quarter 2005

    -- Sales were $650.8 million, 30% higher than the second quarter 2005, as a result of a 28% increase in pounds shipped, higher base-selling prices for many products and improved product mix. Average transaction prices, which include surcharges, were 5% higher.

    -- Segment operating profit increased to $82.3 million, or 12.6% of sales, primarily as a result of increased shipments, improved product mix, higher selling prices, and the benefits of gross cost reductions. This was accomplished in spite of significantly higher LIFO inventory valuation reserve charges due primarily to higher nickel and nickel-bearing scrap raw material costs. This resulted in a LIFO inventory valuation reserve charge of $27.0 million in the second quarter 2006, compared to a $3.9 million charge in the second quarter 2005.

    --  Results benefited from $25.9 million in gross cost reductions.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products was strong from the oil and gas, power generation, and medical markets. Demand was strong for our forged products from the Class 8 truck, construction and mining, and oil and gas markets. Demand for our cast products was strong from the transportation, wind energy, and oil and gas markets. Demand remained very strong for our titanium precision metal processing conversion services.

    Second quarter 2006 compared to second quarter 2005

    -- Sales increased to $109.8 million, 9% higher than the second quarter 2005, due to increased volume and higher selling prices.

    -- Segment operating profit improved to $15.2 million, or 13.8% of sales, primarily due to lower raw material cost inflation and the benefits of gross cost reductions. No LIFO inventory valuation reserve charge was recorded in the second quarter 2006, compared to a $5.2 million charge in the second quarter 2005.

    --  Results benefited from $1.4 million of gross cost reductions.

    Retirement Benefit Expense

    -- Retirement benefit expense was $20.3 million in the second quarter 2006, compared to $20.0 million in the second quarter 2005.

    -- For the second quarter 2006, retirement benefit expense included in cost of sales was $14.0 million and in selling and administrative expenses was $6.3 million. For the second quarter 2005, the amount of retirement benefit expense included in cost of sales was $14.1 million, and the amount included in selling and administrative expenses was $5.9 million.

    Other Expenses

    -- Selling and administrative expenses as a percentage of sales declined to 6.2% in the 2006 second quarter from 7.2% in the same period of 2005.

    -- Corporate expenses for the second quarter 2006 were $18.0 million, compared to $11.6 million in the year-ago period. This increase was due to expenses associated with annual and long-term performance-based incentive compensation programs.

    -- Second quarter 2006 interest expense, net of interest income, decreased to $5.8 million from $10.6 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects, partially offset by higher interest rates on floating rate debt.

    Income Taxes

    Results for the second quarter 2006 included a provision for income taxes of $63.1 million, or 31.0% of income before tax, for U.S. Federal, foreign and state income taxes. The second quarter 2006 benefited from the elimination of a $10.2 million deferred tax valuation allowance with respect to certain state tax credits expected to be realized in future periods. For the remainder of 2006 and future periods, we expect that our effective tax rate will return to a more normal percentage rate such as that reflected in our first quarter 2006 results. The second quarter 2005 included a provision of $3.0 million, or 3.2% of income before tax, principally related to foreign and state income taxes. Prior to the fourth quarter 2005, we maintained a valuation allowance for a major portion of our U.S. Federal deferred tax assets and certain state deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes", due to uncertainty regarding full utilization of our net deferred tax asset, including the 2003 and 2004 unutilized net operating losses. In 2005, we generated taxable income which exceeded the 2003 and 2004 net operating losses, allowing us to fully realize these U.S. Federal tax benefits. This realization of tax benefits, together with our improved profitability, required us to eliminate the remaining valuation allowance for U.S. Federal income taxes in the fourth quarter 2005 in accordance with SFAS No. 109.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $313.2 million at the end of the second quarter 2006, a decrease of $49.3 million from year end 2005.

    -- Cash flow from operations during the 2006 first half was $29.6 million as improved operating earnings were largely offset by a further investment of $331.2 million in managed working capital and payment of previously accrued litigation costs of $37.5 million.

    -- The investment in managed working capital resulted from a $117.8 million increase in accounts receivable, which reflects the significantly higher level of sales in the second quarter 2006 compared to the fourth quarter 2005, and a $296.3 million increase in inventory mostly as a result of increased operating volumes and higher raw material costs, partially offset by a $82.9 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At June 30, 2006, managed working capital improved to 27.7% of annualized sales, compared to 30.3% of annualized sales at year-end 2005. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $100.5 million in the 2006 first half and consisted primarily of capital expenditures.

    -- Cash provided by financing activities was $21.4 million in the 2006 first half as $27.3 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $16.5 million more than offset dividend payments of $20.0 million and a reduction in borrowings of $2.4 million.

    -- Net debt as a percentage of total capitalization improved to 18.6% at the end of the second quarter 2006, compared to 19.8% at the end of 2005.

    -- There were no borrowings outstanding during the 2006 first half or all of 2005 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

    Allegheny Technologies will conduct a conference call with investors and analysts on July 26, 2006, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during the most recent four quarters ending June 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited - Dollars in millions, except per share amounts)

                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales                          $1,210.8    $904.2  $2,251.3  $1,783.8
Costs and expenses:
  Cost of sales                   924.9     732.5   1,723.5   1,470.8
  Selling and administrative
   expenses                        75.4      65.4     148.3     132.2
                               --------- --------- --------- ---------
Income before interest, other
  income (expense) and income
   taxes                          210.5     106.3     379.5     180.8
Interest expense, net              (5.9)    (10.6)    (13.4)    (21.0)
Other income (expense), net        (1.1)     (1.0)     (2.4)     (1.8)
                               --------- --------- --------- ---------
Income before income tax
 provision                        203.5      94.7     363.7     158.0
Income tax provision               63.1       3.0     120.8       5.3
                               --------- --------- --------- ---------

Net income                       $140.4     $91.7    $242.9    $152.7
                               ========= ========= ========= =========


Basic net income per common
 share                            $1.41     $0.96     $2.45     $1.60
                               ========= ========= ========= =========


Diluted net income per common
 share                            $1.37     $0.91     $2.38     $1.53
                               ========= ========= ========= =========


Weighted average common shares
  outstanding -- basic
   (millions)                      99.7      95.8      99.2      95.6

Weighted average common shares
  outstanding -- diluted
   (millions)                     102.4     100.3     102.1     100.1

Actual common shares
  outstanding-- end of period
   (millions)                     100.7      96.5     100.7      96.5


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Sales:
High Performance Metals          $450.2    $301.6    $862.3    $564.3
Flat-Rolled Products              650.8     501.8   1,168.0   1,026.7
Engineered Products               109.8     100.8     221.0     192.8
                               --------- --------- --------- ---------

Total External Sales           $1,210.8    $904.2  $2,251.3  $1,783.8
                               ========= ========= ========= =========

Operating Profit:

High Performance Metals          $155.2     $76.6    $297.9    $140.1
% of Sales                         34.5%     25.4%     34.5%     24.8%

Flat-Rolled Products               82.3      53.4     130.3      92.6
% of Sales                         12.6%     10.6%     11.2%      9.0%

Engineered Products                15.2      11.8      32.8      23.0
% of Sales                         13.8%     11.7%     14.8%     11.9%
                               --------- --------- --------- ---------

    Operating Profit              252.7     141.8     461.0     255.7

% of Sales                         20.9%     15.7%     20.5%     14.3%

Corporate expenses                (18.0)    (11.6)    (31.9)    (21.9)

Interest expense, net              (5.8)    (10.6)    (13.3)    (21.0)

Other expenses, net of gains
    on asset sales                 (5.1)     (4.9)    (11.2)    (14.6)

Retirement benefit expense        (20.3)    (20.0)    (40.9)    (40.2)
                               --------- --------- --------- ---------

Income before
    income taxes                 $203.5     $94.7    $363.7    $158.0
                               ========= ========= ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                               June 30,   December 31,
                                                 2006         2005
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $313.2       $362.7
Accounts receivable, net of allowances for
 doubtful accounts of $7.4 and $8.1 at
 June 30, 2006 and December 31, 2005,
 respectively                                      560.4        442.1
Inventories, net                                   835.6        607.1
Deferred income taxes                               18.7         22.8
Prepaid expenses and
   other current assets                             41.2         49.3
                                             ------------ ------------
  Total current assets                           1,769.1      1,484.0

Property, plant and equipment, net                 777.4        704.9
Cost in excess of net assets acquired              206.0        199.7
Deferred income taxes                              171.2        155.3
Deferred pension asset                             100.6        100.6
Other assets                                        91.1         87.1
                                             ------------ ------------

Total Assets                                    $3,115.4     $2,731.6
                                             ============ ============

LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $396.7       $312.9
Accrued liabilities                                205.6        216.1
Accrued income taxes                                27.1         18.5
Short term debt and current
 portion of long-term debt                          21.1         13.4
                                             ------------ ------------
  Total current liabilities                        650.5        560.9

Long-term debt                                     538.0        547.0
Accrued postretirement benefits                    458.5        461.5
Pension liabilities                                272.9        242.9
Other long-term liabilities                        122.2        119.4
                                             ------------ ------------
Total liabilities                                2,042.1      1,931.7
                                             ------------ ------------

Total stockholders' equity                       1,073.3        799.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity      $3,115.4     $2,731.6
                                             ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                     Six Months Ended
                                                          June 30
                                                     -----------------
                                                       2006     2005
                                                     -------- --------

Operating Activities:

    Net income                                        $242.9   $152.7

    Depreciation and amortization                       39.0     37.0
    Change in pension assets/liabilities                29.1     29.0
    Change in managed working capital                 (331.2)  (222.5)
    Accrued liabilities and other                       49.8     63.6
                                                     -------- --------
Cash provided by operating activities                   29.6     59.8
                                                     -------- --------
Investing Activities:
    Purchases of property, plant and equipment        (102.0)   (19.8)
    Asset disposals and other                            1.5     (1.2)
    Acquisition of business                                -    (17.7)
                                                     -------- --------
Cash used in investing activities                     (100.5)   (38.7)
                                                     -------- --------
Financing Activities:
    Net decrease in debt                                (2.4)   (13.5)
    Dividends paid                                     (20.0)   (11.5)
    Exercises of stock options                          27.3      6.3
    Tax benefits on share-based compensation            16.5        -
                                                     -------- --------
Cash provided by (used in) financing activities         21.4    (18.7)
                                                     -------- --------
Increase (decrease) in cash and cash equivalents       (49.5)     2.4
Cash and cash equivalents at beginning of period       362.7    250.8
                                                     -------- --------
Cash and cash equivalents at end of period            $313.2   $253.2
                                                     ======== ========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)


                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
Volume:                          2006      2005      2006      2005
                               --------- --------- --------- ---------
  High Performance Metals
   (000's lbs.)
    Nickel-based and specialty
     alloys                      11,162     9,866    22,139    20,215
    Titanium mill products        6,735     6,304    13,126    12,441
    Exotic alloys                 1,028     1,155     2,205     2,182

  Flat-Rolled Products
   (000's lbs.)
    High value                  130,905   122,652   258,665   249,468
    Commodity                   248,248   173,584   433,693   392,342
                               --------- --------- --------- ---------
  Flat-Rolled Products total    379,153   296,236   692,358   641,810



Average Prices:
  High Performance Metals
   (per lb.)
    Nickel-based and specialty
     alloys                      $13.84    $11.34    $13.38    $10.54
    Titanium mill products       $34.05    $20.72    $32.85    $19.07
    Exotic alloys                $41.77    $38.69    $39.92    $39.53

  Flat-Rolled Products
   (per lb.)
    High value                    $2.35     $2.24     $2.29     $2.12
    Commodity                     $1.37     $1.30     $1.31     $1.26
  Flat-Rolled Products combined
   average                        $1.71     $1.69     $1.68     $1.59


Volume and Average Price data for Flat-Rolled Products includes the classification of grain-oriented silicon electrical steel and tool steel as high-value products for all periods presented.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)
                                                       June 30, 2006
                     June 30,        December 31,    Change in Managed
                       2006              2005         Working Capital
                 ----------------- ----------------- -----------------

Accounts
 receivable                $560.4            $442.1
Inventory                   835.6             607.1
Accounts payable           (396.7)           (312.9)
                 ----------------- -----------------
Subtotal                    999.3             736.3


Allowance for
 doubtful accounts            7.4               8.1
LIFO reserve                322.1             269.7
Corporate and
 other                       50.4              33.9
                 ----------------- -----------------
Managed working
 capital                 $1,379.2          $1,048.0            $331.2
                 ================= ================= =================

Annualized prior
 2 months sales          $4,971.7          $3,461.1
                 ================= =================

Managed working
capital as a % of
annualized sales             27.7%             30.3%


As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                               June 30,   December 31,
                                                 2006         2005
                                             ------------ ------------

Total debt                                        $559.1       $560.4
Less: Cash                                        (313.2)      (362.7)
                                             ------------ ------------
Net debt                                          $245.9       $197.7

Net debt                                          $245.9       $197.7
Stockholders' equity                             1,073.3        799.9
                                             ------------ ------------
Total capital                                   $1,319.2       $997.6

Net debt to capital ratio                           18.6%        19.8%
                                             ============ ============


In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies
             Dan L. Greenfield, 412-394-3004